Exhibit 5.1

525 W. Monroe Street
Chicago, IL 60661-3693
312.902.5200 tel
312.902.1061 fax
www.kattenlaw.com

July 8, 2013

Board of Directors

Diamond Resorts International, Inc.

10600 West Charleston Boulevard

Las Vegas, Nevada 89135

Re:	Registration Statement on Form S-1 (File No. 333-189306)

Ladies and Gentlemen:

We have acted as counsel to Diamond Resorts International, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-1 (File No. 333-189306), as amended (the “Registration Statement”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the public offering (the “Offering”) of the following shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”): (i) up to an aggregate of 16,100,000 shares of Common Stock by the Company, including up to 2,100,000 shares of Common Stock issuable upon exercise of the Underwriters’ (as defined herein) over-allotment option (the up to 16,100,000 shares, in the aggregate, to be sold by the Company being referred to herein as the “Company Shares”), and (ii) up to an aggregate of 1,725,000 shares of Common Stock by Cloobeck Diamond Parent, LLC, a Nevada limited liability company (the “Selling Stockholder”), in its capacity as a selling stockholder, including up to 225,000 shares of Common Stock issuable upon exercise of the Underwriters’ over-allotment option (the up to 1,725,000 shares, in the aggregate, to be sold by the Selling Stockholder being referred to herein as the “Selling Stockholder Shares”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates and written statements of directors and officers of the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (a) the Registration Statement, (b) the Company’s Certificate of Incorporation, as amended to date and currently in effect, (c) the Company’s Amended and Restated Certificate of Incorporation (“Restated Certificate”), to be in effect immediately prior to or upon the closing of the Offering, (d) the Company’s By-laws, as amended to date and currently in effect, (e) the Company’s Amended and Restated By-laws, to be in effect immediately prior to or upon the closing of the Offering, (f) minutes and records of

AUSTIN      CENTURY CITY       CHARLOTTE       CHICAGO       HOUSTON      IRVING      LOS ANGELES

NEW YORK      ORANGE COUNTY      SAN FRANCISCO      BAY AREA      SHANGHAI      WASHINGTON, DC

LONDON: KATTEN MUCHIN ROSENMAN UK LLP

A limited liability partnership including professional corporations

July 8, 2013

proceedings of the Board of Directors and stockholders of the Company, (g) the form of Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into by and among the Company, the Selling Stockholder and Credit Suisse Securities (USA) LLC, on behalf of itself and each of the underwriters listed on Schedule A of the Underwriting Agreement (collectively, the “Underwriters”), (h) the form of Exchange Agreement (the “Exchange Agreement”) proposed to be entered into among the Company, Diamond Resorts Parent, LLC, a Nevada limited liability (“DRP”), and the current and certain future members of DRP, including the Selling Stockholder, and (i) a proposed form of specimen certificate representing the Common Stock of Diamond Resorts International, Inc.

In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed (and that the Restated Certificate substantially in the form reviewed by us will be filed with the Secretary of State of Delaware prior to or upon closing of the Offering, the Underwriting Agreement to be executed by the parties thereto will be in the form substantially reviewed by us and the Exchange Agreement to be executed by the parties thereto will be in the form substantially reviewed by us), the genuineness of all signatures, the due authority of the parties (other than the Company) signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. In examining the documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other of such parties, and the execution and delivery by such parties of such documents and the validity and binding effect on such parties thereof.

Based upon and subject to the foregoing, it is our opinion that:

1.	When (i) the price at which the Company Shares are to be sold to the Underwriter(s) pursuant to the Underwriting Agreement and other matters relating to the issuance and sale of the Company Shares have been approved by the Pricing Committee of the Board of Directors of the Company, (ii) certificates representing the Company Shares in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock, or the Company Shares have been registered and issued electronically through The Depository Trust Company, and (iii) the Underwriting Agreement has been duly executed and delivered, and the Company Shares are delivered to, or pursuant to the direction of, and the Company Shares are paid for by, the Underwriters as contemplated by the Underwriting Agreement, the Company Shares will be duly authorized, validly issued, fully paid and non-assessable.

July 8, 2013

2.	When (i) certificates representing the Selling Stockholder Shares in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock, or the Selling Stockholder Shares have been registered and issued electronically through The Depository Trust Company, and (ii) the Exchange Agreement has been duly executed and delivered, and the Selling Stockholder Shares are delivered to, or pursuant to the direction of, the Selling Stockholder as contemplated by the Exchange Agreement, the Selling Stockholder Shares will be duly authorized, validly issued, fully paid and non-assessable.

Our opinion expressed above is limited to the General Corporation Law of the State of Delaware, and we do not express any opinion concerning any other laws.

We hereby consent to use of our name under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement and to use of this opinion for filing as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ KATTEN MUCHIN ROSENMAN LLP

KATTEN MUCHIN ROSENMAN LLP